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AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
REGAL CINEMAS CORPORATION

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

        Regal Cinemas Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

        DOES HEREBY CERTIFY:

        The name of the corporation is Regal Cinemas Corporation. The date of the filing of its original Certificate of Incorporation with the Secretary of State of Delaware was January 3, 2002 and it was originally incorporated under the name RCI Holdings, Inc. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the corporation's Certificate of Incorporation as heretofore amended and supplemented. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

        The original Certificate of Incorporation, as amended to date, is hereby restated in its entirety as follows:

        FIRST: The name of the Corporation (hereinafter called the "Corporation") is Regal Cinemas Corporation.

        SECOND: The address of the registered office of the Corporation in the State of Delaware is 615 South DuPont Highway, City of Dover, County of Kent, State of Delaware 19901. The name of the registered agent of the Corporation in the State of Delaware at such address is National Corporate Research, Ltd.

        THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended (the "GCL").

        FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Thirty Million (30,000,000) shares, consisting of Twenty-Five Million (25,000,000) shares of common stock, par value $0.001 per share (hereinafter referred to as the "Common Stock"), and Five Million (5,000,000) shares of preferred stock, par value $0.001 per share (hereinafter referred to as the "Preferred Stock"). The powers, designations, preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the Common Stock and the Preferred Stock are as follows:

        (a)  Preferred Stock.

        The Board of Directors of the Corporation (hereinafter referred to as the "Board of Directors") is hereby expressly authorized at any time, and from time to time, to create and provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the GCL (hereinafter referred to as a "Preferred Stock Designation"), to establish the number of shares to be included in each such series, and to fix the designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including, but not limited to, the following:

          (A)  the designation of and the number of shares constituting such series, which number the Board of Directors may thereafter (except as otherwise provided in the Articles of Amendment) increase or decrease (but not below the number of shares of such series then outstanding);

          (B)  the dividend rate for the payment of dividends on such series, if any, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of or any other series of capital stock, and whether such dividends, if any, shall be cumulative or non-cumulative;

          (C)  whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

          (D)  the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

          (E)  whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of, any other series of any class or classes of capital stock of, or any other security of, the Corporation or any other corporation, and, if provision be made for any such conversion or exchange, the times, prices, rates, adjustments and any other terms and conditions of such conversion or exchange;

          (F)  the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise;

          (G)  the restrictions, if any, on the issue or reissue of shares of the same series or of any other class or series;

          (H)  the amounts payable on and the preferences, if any, of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

          (I)  any other relative rights, preferences and limitations of that series.

        Each such series of Preferred Stock shall be given a distinguishing designation. All shares of any one series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of such series, with those of other shares of Preferred Stock. Before issuing any shares of a series of Preferred Stock, the Corporation shall deliver to the Secretary of State of the State of Delaware for filing a Preferred Stock Designation, which shall be effective without stockholder action, that sets forth (a) the name of the Corporation, (b) the text of the amendment determining the terms of the series, (c) the date it was adopted and (d) a statement that the amendment was duly adopted by the Board of Directors.

        (b)  Common Stock.

        The Common Stock shall be subject to the express terms of any series of Preferred Stock set forth in the Preferred Stock Designation relating thereto. Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all other matters on which stockholders of the Corporation are entitled to vote. The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefore, dividends payable either in cash, in stock or otherwise.

        FIFTH: The directors of the Corporation shall have the power to adopt, amend or repeal Bylaws of the Corporation, except as may otherwise be provided in the Bylaws of the Corporation.

        SIXTH: Elections of directors need not be by written ballot, except as may otherwise be provided in the Bylaws of the Corporation.

        SEVENTH: A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the GCL or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. If the GCL is amended after the date of the filing of this Amended and Restated Certificate to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. No repeal or modification of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such repeal or modification.

        EIGHTH: To the fullest extent authorized by law, the Board of Directors, acting on behalf of the Corporation, shall indemnify or advance costs of defense, or commit the Corporation to indemnify or advance costs of defense in the future, to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or otherwise by reason of the fact that he or she is or was a director, officer, employee, fiduciary or agent of the Corporation ("Agent") or is or was serving at the request of the Corporation as an Agent of another corporation or of a partnership, joint venture, trust or other enterprise. This paragraph shall not be deemed exclusive of any other provision for indemnification for Agents that may be included in any statute, bylaw, resolution of stockholders or directors, agreement or otherwise, either as to any official capacity or action in another capacity while holding office.

        NINTH: From time to time any of the provisions of this Amended and Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article NINTH.

        The undersigned President of the Corporation hereby acknowledges that the foregoing Amended and Restate Certificate of Incorporation is the act and deed of the Corporation and that the facts stated therein are true as of the date set forth below

/s/ Michael L. Campbell
Michael L. Campbell Regal Cinemas Corporation

Dated: January 29, 2002

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AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF REGAL CINEMAS CORPORATION